Exhibit 99.1

N E W S R E L E A S E
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com

GLATFELTER REPORTS SECOND QUARTER 2023 RESULTS
Business Fundamentals Remain Sound Despite Persistent Market and Economic Headwinds

2023 Second Quarter Overview:
•Net sales of $357 million and a GAAP net loss from continuing operations of $36.6 million
•Volume declined due to industry-wide market weakness and ongoing customer destocking, resulting in ~$7 million loss of earnings when combined with downtime to manage inventory levels
•Turnaround Strategy delivered ~$7 million of earnings from price increases and fixed cost reductions
•Overall Q2 2023 financial performance also negatively impacted by operational issues:
◦~$3 million from fires in Fort Smith, Arkansas (Airlaid), and Asheville, North Carolina (Spunlace)
◦~$3 million from foreign exchange effects, customer financing, and other items
◦~$4 million of operating losses at Ober-Schmitten, Germany - site closure previously announced in May
•Full year Adjusted EBITDA guidance range lowered to $100 million to $110 million, driven by 2023 expected Ober-Schmitten losses through wind-down period (1)

CHARLOTTE, North Carolina – August 3, 2023: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today reported financial results for the second quarter of 2023 and provided an update on the Company's Turnaround Strategy to improve operational and financial performance and combat the impacts of market weakness and continued customer destocking.

“Our second quarter results fell below expectations as our business faced volume losses due to the ongoing industry-wide weakness in our markets, combined with several impactful operational events. Despite these challenges, we aggressively pursued our Turnaround Strategy by delivering $7 million of benefits, further emphasizing the importance of this work and its earnings potential. Had it not been for the continued macroeconomic and operational challenges impacting our bottom line, our second quarter results would have been in-line with the first quarter of 2023, which reinforces our stable business fundamentals,” said Thomas Fahnemann, President and CEO of Glatfelter.

	Three months ended June 30,
Dollars in thousands	2023	2022

Net sales	$357,005	$363,963
Net loss from continuing operations	(36,631)	(2,460)
Adjusted loss from continuing operations (1)	(20,450)	(1,596)
EPS from continuing operations	(0.82)	(0.05)
Adjusted EPS (1)	(0.45)	(0.04)
Adjusted EBITDA (1)	17,252	27,219
(1) Adjusted EBITDA, adjusted loss from continuing operations and adjusted EPS are non-GAAP financial measures. See “Reconciliation of GAAP Financial information to Non-GAAP Financial information” later in this earnings release for further information.

Glatfelter Reports Second Quarter 2023 Results	page 2

Mr. Fahnemann continued, “The operational impacts during the second quarter included fires in our Fort Smith and Asheville facilities, along with increased expense from foreign exchange effects, customer financing, and other items. More materially, as we progressed the closure of our Ober-Schmitten site, we incurred losses from further deterioration of the site’s operations due to increased employee absenteeism and turnover, coupled with customers seeking alternative suppliers following the announcement of the closure. As a result of Ober-Schmitten’s performance and market weakness, we are lowering our annual guidance for Adjusted EBITDA to be in the range of $100 million to $110 million for 2023.”

“While we experienced this second quarter set-back in our overall financial performance, we remain confident in our ability to deliver further benefits from the Turnaround Strategy by adapting actions to address the near-term market realities. The team remains focused on the plan’s six key initiatives including optimizing price-cost gap, reducing unproductive fixed costs, further improving Spunlace results, addressing the product portfolio, managing working capital, and increasing operational productivity. We still have significant work ahead of us, knowing that it will take time to truly achieve sustainable profitability,” concluded Mr. Fahnemann.

Portfolio Optimization – Closure of Ober-Schmitten, German Facility

As part of the detailed portfolio review and as previously announced, Glatfelter is in the process of finalizing plans to close its Ober-Schmitten, Germany, facility due to the ongoing financial underperformance of the electrical and glassine specialty papers manufactured at the site. The Ober-Schmitten facility recorded a ~$4 million operating loss during the second quarter, providing further validation that the closure is in the best long-term interest of the Company. Pending the completion of negotiations with the Ober-Schmitten Economic Committee and Works Council, the Company expects to cease operations at the site during the third quarter with some final finishing, shipping, wind-down and decommissioning to follow.
Second Quarter Results
The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended June 30,
	2023		2022
In thousands, except per share	Amount	EPS	Amount	EPS

Net loss	$(36,940)	$(0.83)	$(2,052)	$(0.04)
Exclude: Loss (income) from discontinued operations, net of tax	309	0.01	(408)	(0.01)
Loss from continuing operations	(36,631)	(0.82)	(2,460)	(0.05)
Adjustments (pre-tax):
Turnaround strategy costs (1)	2,199		—
Strategic initiatives (2)	889		653
Ober-Schmitten closure costs (3)	10,793		—
Corporate headquarters relocation	—		135
COVID-19 ERC recovery (4)	(233)		—
Total adjustments (pre-tax)	13,648		788
Income taxes (5)	(58)		(20)
Other tax adjustments (6)	2,591		96
Total after-tax adjustments	16,181	0.36	864	0.01
Adjusted loss from continuing operations	$(20,450)	$(0.45)	$(1,596)	$(0.04)

(1)Reflects professional services fees of $1.5 million and employee separation costs of $0.7 million.
(2)For 2023, primarily reflects integration activities including the write-off of construction in process asset deemed unusable of $0.5 million, consulting and legal fees of $0.3 million, and other costs of $0.1 million. For 2022, primarily reflects professional services fees (including legal, audit, valuation specialists and consulting) of $0.5 million, employee separation and other costs of $0.4 million, all of which are directly related to acquisitions.
(3)Reflects employee separation costs of $10.4 million and professional services fees and other costs of $0.4 million in connection with the closure of the Ober-Schmitten facility.
(4)Reflects $0.2 million of interest income on employee retention credits claimed under the CARES Act of 2020 and the subsequent related amendments.
(5)Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated. For items originating in the U.S., no tax effect is recognized due to the previously established valuation allowance on the net deferred tax assets.
(6)Tax effect of applying certain provisions of the CARES Act of 2020. The amount in 2023 also includes $2.4 million of deferred tax expense resulting from valuation allowance for Ober-Schmitten facility.

Glatfelter Reports Second Quarter 2023 Results	page 3
A description of each of the adjustments presented above is included later in this release.

Airlaid Materials

	Three months ended June 30,
Dollars in thousands	2023	2022	Change

Tons shipped (metric)	39,246	40,681	(1,435)	(3.5)%
Net sales	$152,511	$143,708	$8,803	6.1%
Operating income	9,726	11,944	(2,218)	(18.6)%
EBITDA	17,363	19,486	(2,123)	(10.9)%
EBITDA %	11.4%	13.6%

Airlaid Materials’ second quarter net sales increased $8.8 million in the year-over-year comparison mainly driven by higher selling prices from cost pass-through arrangements and pricing actions to recover significant inflation in raw materials and energy. Shipments were 3.5% lower mainly due to the feminine hygiene category where customers were destocking and closely managing inventory levels. Currency translation was favorable by $1.6 million.

Airlaid Materials’ second quarter EBITDA of $17.4 million was $2.1 million lower when compared to the second quarter of 2022. Shipments were lower primarily in the feminine hygiene category with some offset in wipes and tabletop categories, lowering results by $1.1 million. Selling price increases and energy surcharges of $11.7 million fully offset the higher raw material and energy costs of $11.5 million. Operations were unfavorable by $2.1 million primarily due to a fire in Fort Smith. The impact of currency and related hedging positively impacted earnings by $0.9 million.

Composite Fibers

	Three months ended June 30,
Dollars in thousands	2023	2022	Change

Tons shipped (metric)	24,966	24,246	720	3.0%
Net sales	$125,725	$123,338	$2,387	1.9%
Operating income (loss)	898	5,779	(4,881)	(84.5)%
EBITDA	4,795	10,575	(5,780)	(54.7)%
EBITDA %	3.8%	8.6%

Composite Fibers’ revenue was $2.4 million higher in the second quarter of 2023, compared to the year-ago quarter due to higher selling prices of $5.5 million, partly offset by unfavorable mix. Shipments were up 3.0% on strong wallcover sales which was mostly offset by lower food and beverage, composite laminates and metallized products shipments. Currency translation was favorable by $1.4 million.

Composite Fibers had EBITDA for the second quarter of $4.8 million compared with $10.6 million EBITDA in the second quarter of 2022. Higher selling prices and energy surcharges more than offset the continued inflation in energy and raw material and were a net favorable benefit to results of $1.7 million. The strong wallcover shipments were more than offset by lower shipments of higher margin food and beverage and composite laminates categories that negatively impacted income by $1.1 million. Operations were unfavorable by $5.9 million mainly driven by lower production volume to match customer demand and manage inventory levels. Ober-Schmitten site negatively impacted year-over-year results by $4.3 million. The impact of currency and related hedging negatively impacted earnings by $0.5 million.

Glatfelter Reports Second Quarter 2023 Results	page 4
Spunlace

	Three months ended June 30,
Dollars in thousands	2023	2022	Change

Tons shipped (metric)	15,191	19,358	(4,167)	(21.5)%
Net sales	$79,420	$96,917	$(17,497)	(18.1)%
Operating loss	(1,314)	(1,808)	494	27.3%
EBITDA	2,162	1,137	1,025	90.1%
EBITDA %	2.7%	1.2%

Spunlace revenue was $17.5 million lower in the second quarter of 2023, compared to the year-ago quarter as lower shipments of 21.5% were partially offset by higher selling prices of $2.1 million and favorable currency translation of $0.5 million.

Spunlace EBITDA almost doubled in the second quarter of this year to $2.2 million. Higher selling prices and energy surcharges were favorable by $2.1 million and raw material and energy costs were slightly favorable compared to last year by $0.4 million. Volume was unfavorable by $1.7 million driven by lower shipments in all categories. Operations were favorable by $0.2 million from headcount actions taken in 2022, improved converting and lower spending, but were mostly offset by the unfavorable impact from lower production to manage inventory and the fire in Asheville. Currency positively impacted earnings by $0.1 million.
Other Financial Information
The amount of operating expense not allocated to a reporting segment in the Segment Financial Information totaled $19.8 million in the second quarter of 2023 compared with $7.0 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the second quarter of 2023 decreased $0.3 million compared to the second quarter of 2022.

In the second quarter of 2023, our U.S. GAAP pre-tax loss from continuing operations totaled $30.2 million and we recorded an income tax expense of $6.4 million which primarily related to the tax provision for foreign jurisdictions, reserves for uncertain tax positions, and valuation allowances for domestic and foreign jurisdiction losses for which no tax benefit could be recognized. The comparable amounts in the same quarter of 2022 were a pre-tax income of $0.8 million and an income tax provision of $3.3 million.
Balance Sheet and Other Information
Cash and cash equivalents totaled $53.9 million and $110.7 million as of June 30, 2023 and December 31, 2022, respectively. Total debt was $863.2 million and $845.1 million as of June 30, 2023 and December 31, 2022, respectively. Net debt was $809.4 million as of June 30, 2023 compared with $734.4 million at the end of 2022. Leverage as calculated in accordance with the financial covenants of our bank credit agreement was in compliance at 3.4 times at June 30, 2023.

Capital expenditures during the six months ended June 30, 2023 and 2022 totaled $17.5 million and $22.7 million, respectively. Operating cash flow for the six months ended June 30, 2023 and 2022 was a use of $53.0 million and $79.5 million, respectively. Adjusted free cash flow for the six months ended June 30, 2023 was a use of $58.4 million compared with a use of $95.0 million for the same period in 2022. The negative adjusted free cash flow is primarily driven by negative working capital use which improved during the first six months of 2023 as compared to the same period in 2022. (Refer to the calculation of this measure provided in the tables at the end of this release).

Glatfelter Reports Second Quarter 2023 Results	page 5
Conference Call
As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its second quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation that includes additional financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Q2 2023 Glatfelter Earnings Conference Call
When:	Thursday, August 3, 2023, 11:00 a.m. (ET)
Participant Dial-in Number:	(323) 794-2551
(800) 239-9838
Conference ID:	1078717
Webcast registry:	Q2 2023 Glatfelter Earnings Webcast
OR access via our website:	Glatfelter Webcasts and Presentations

Replay will be available, via the webcast link, approximately 2 hours after the conclusion of our earnings call.
Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Second Quarter 2023 Results	page 6
Glatfelter Corporation and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share	2023	2022	2023	2022

Net sales	$357,005	$363,963	$735,213	$745,643
Costs of products sold	338,872	326,566	680,866	676,581
Gross profit	18,133	37,397	54,347	69,062
Selling, general and administrative expenses	28,639	28,400	59,384	61,566
Goodwill and other asset impairment charges	—	—	—	117,349
Loss (gains) on dispositions of plant, equipment and timberlands, net	(21)	73	(665)	(2,888)
Operating income (loss)	(10,485)	8,924	(4,372)	(106,965)
Non-operating income (expense)
Interest expense	(17,261)	(7,672)	(29,855)	(15,534)
Interest income	559	38	830	55
Other, net	(3,045)	(455)	(6,323)	(1,795)
Total non-operating expense	(19,747)	(8,089)	(35,348)	(17,274)
Income (loss) from continuing operations before income taxes	(30,232)	835	(39,720)	(124,239)
Income tax provision (benefit)	6,399	3,295	10,093	(13,489)
Loss from continuing operations	(36,631)	(2,460)	(49,813)	(110,750)

Discontinued operations:
Income (loss) before income taxes	(309)	408	(711)	371
Income tax provision	—	—	—	—
Income (loss) from discontinued operations	(309)	408	(711)	371
Net loss	$(36,940)	$(2,052)	$(50,524)	$(110,379)

Basic earnings per share
Loss from continuing operations	$(0.82)	$(0.05)	$(1.11)	$(2.47)
Income (loss) from discontinued operations	(0.01)	0.01	(0.02)	0.01
Basic loss per share	$(0.83)	$(0.04)	$(1.13)	$(2.46)

Diluted earnings per share
Loss from continuing operations	$(0.82)	$(0.05)	$(1.11)	$(2.47)
Income (loss) from discontinued operations	(0.01)	0.01	(0.02)	0.01
Diluted loss per share	$(0.83)	$(0.04)	$(1.13)	$(2.46)

Weighted average shares outstanding
Basic	45,041	44,841	44,999	44,775
Diluted	45,041	44,841	44,999	44,775

Glatfelter Reports Second Quarter 2023 Results	page 7
Segment Financial Information
(unaudited)

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share	2023	2022	2023	2022

Net Sales
Airlaid Material	$152,511	$143,708	$311,952	$293,172
Composite Fibers	125,725	123,338	258,316	259,167
Spunlace	79,420	96,917	166,143	193,304
Inter-segment sales elimination	(651)	—	(1,198)	—
Total	$357,005	$363,963	$735,213	$745,643

Operating income (loss)
Airlaid Material	$9,726	$11,944	$23,640	$24,165
Composite Fibers	898	5,779	7,025	5,444
Spunlace	(1,314)	(1,808)	(3,337)	(3,380)
Other and unallocated	(19,795)	(6,991)	(31,700)	(133,194)
Total	$(10,485)	$8,924	$(4,372)	$(106,965)

Depreciation and amortization
Airlaid Material	$7,637	$7,542	$15,323	$15,171
Composite Fibers	3,897	4,796	7,862	11,315
Spunlace	3,476	2,945	6,568	5,859
Other and unallocated	960	1,169	1,948	2,591
Total	$15,970	$16,452	$31,701	$34,936

Capital expenditures
Airlaid Material	$2,332	$2,064	$4,414	$5,532
Composite Fibers	2,110	4,131	5,773	10,258
Spunlace	2,509	1,801	5,210	3,886
Other and unallocated	1,007	2,353	2,061	3,021
Total	$7,958	$10,349	$17,458	$22,697

Tons shipped (metric)
Airlaid Material	39,246	40,681	79,073	83,733
Composite Fibers	24,966	24,246	49,784	52,457
Spunlace	15,191	19,358	31,611	40,094
Total	79,403	84,285	160,468	176,284

Glatfelter Reports Second Quarter 2023 Results	page 8
Selected Financial Information
(unaudited)

	Six months ended June 30,
In thousands	2023	2022

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$(53,021)	$(79,535)
Investing activities	(16,723)	(18,136)
Financing activities	10,515	33,546

Depreciation, depletion and amortization	31,701	34,936
Capital expenditures	(17,458)	(22,697)

	June 30, 2023	December 31, 2022
Balance Sheet Data
Cash and cash equivalents	$53,864	$110,660
Total assets	1,576,563	1,647,353
Total debt	863,226	845,109
Shareholders’ equity	278,838	318,004

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings and Adjusted EBITDA, both non-GAAP measures. The Company uses non-GAAP adjusted earnings and Adjusted EBITDA to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of engineered materials. EBITDA is a measure used by management to assess our operating performance and is calculated using income (loss) from continuing operations and excludes interest expense, interest income, income taxes, and depreciation and amortization. Adjusted EBITDA is calculated using EBITDA and further excludes certain items management considers to be unrelated to the Company’s core operations. Management and the Company’s Board of Directors use non-GAAP adjusted earnings and Adjusted EBITDA to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings and Adjusted EBITDA, the following items are excluded:
•Goodwill and other asset impairment charges. This adjustment represents non-cash charges recorded to reduce the carrying amount of certain long-lived assets of our Dresden, Germany facility and goodwill of our Composite Fibers reporting segment.
•Turnaround Strategy costs. This adjustment reflects costs incurred in connection with the Company's Turnaround Strategy initiated in 2022 under its new chief executive officer to drive operational and financial improvement. These costs are primarily related to professional services fees and employee separation costs.
•Russia/Ukraine conflict charges. This adjustment represents a non-cash charge recorded to reduce the carrying amount of accounts receivable and inventory directly related to the Russia/Ukraine military conflict.
•Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions and related integrations.

Glatfelter Reports Second Quarter 2023 Results	page 9
•Ober-Schmitten closure costs. This adjustment reflects employee separation costs and professional and other costs directly associated with the closure of the Ober-Schmitten, Germany facility.
•Debt refinancing costs. Represents charges to write-off unamortized debt issuance costs in connection with the extinguishment of the Company’s €220.0 million Term Loan and IKB loans, as well as the amendment to the Company's credit facility. These costs also include an early repayment penalty related to the extinguishment of the IKB loans.
•CEO transition costs. This adjustment reflects a non-cash pension settlement charge associated with the separation of our former CEO related to a lump-sum distribution made in Q1 2023 under the terms of his non-qualified pension plan agreement.
•Corporate headquarters relocation. This adjustment reflects costs incurred in connection with the strategic relocation of the Company’s corporate headquarters to Charlotte, NC. The costs are primarily related to employee relocation costs and exit costs at the former corporate headquarters.
•Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company, improve efficiencies or other objectives. Such actions may include asset rationalization, headcount reductions, or similar actions. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.
•COVID-19 ERC recovery. This adjustment reflects the benefit recognized from employee retention credits claimed under the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) Act and the Taxpayer Certainty and Disaster Tax Relief Act of 2020 and professional services fees directly associated with claiming this benefit.
•Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.
Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings and Adjusted EBITDA do not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings and Adjusted EBITDA provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings and Adjusted EBITDA should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Adjusted EBITDA % is the calculation of Adjusted EBITDA divided by net sales.

Although the Company provides guidance for Adjusted EBITDA, it is not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of net income, including income tax expense, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our Adjusted EBITDA guidance to net income without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information regarding net income, which could be material to future results.

Glatfelter Reports Second Quarter 2023 Results	page 10

Calculation of Adjusted Free Cash Flow In thousands	Six months ended June 30,
	2023	2022

Cash from operations	$(53,021)	$(79,535)
Capital expenditures	(17,458)	(22,697)
Free cash flow	(70,479)	(102,232)
Adjustments:
Turnaround strategy costs	9,585	—
Strategic initiatives	1,334	2,509
Ober-Schmitten closure costs	443	—
Cost optimization actions	80	1,130
Restructuring charge - metallized operations	39	—
CEO transition costs	7,648	—
Corporate headquarters relocation	—	(430)
Fox River environmental matter	362	1,440
COVID-19 ERC recovery	(6,589)	—
Tax payments (refunds) on adjustments to adjusted earnings	(862)	2,547
Adjusted free cash flow	$(58,439)	$(95,036)

Net Debt In thousands	June 30, 2023	December 31, 2022

Short-term debt	$7,238	$11,422
Current portion of long-term debt	2,963	40,435
Long-term debt, net of current portion	853,025	793,252
Total	863,226	845,109
Less: Cash	(53,864)	(110,660)
Net Debt	$809,362	$734,449

Glatfelter Reports Second Quarter 2023 Results	page 11

Adjusted EBITDA	Three months ended June 30,		Six months ended June 30,
In thousands	2023	2022	2023	2022

Net loss	$(36,940)	$(2,052)	$(50,524)	$(110,379)
Exclude: Loss from discontinued operations, net of tax	309	(408)	711	(371)
Add back: Taxes on continuing operations	6,399	3,295	10,093	(13,489)
Depreciation and amortization	15,970	16,452	31,701	34,936
Interest expense, net	16,702	7,634	29,025	15,479
EBITDA	2,440	24,921	21,006	(73,824)
Adjustments:
Goodwill and other asset impairment charges	—	—	—	117,349
Turnaround strategy costs	2,713	—	7,196	—
Russia/Ukraine conflict charges	—	—	—	3,948
Strategic initiatives	889	653	1,670	2,488
Ober-Schmitten closure costs	10,793	—	10,742	—
Debt refinancing	—	—	59	—
CEO transition costs	—	—	633	—
Corporate headquarters relocation	—	135	—	223
Share-based compensation	376	1,510	1,307	2,419
Cost optimization actions	—	—	—	589
COVID-19 ERC recovery	41	—	41	—
Timberland sales and related costs	—	—	(617)	(2,962)
Adjusted EBITDA	$17,252	$27,219	$42,037	$50,230

Reconciliation of Operating Profit to EBITDA by Segment(1)	Three months ended June 30,
In thousands	2023	2022

Airlaid Materials
Operating profit	$9,726	$11,944
Add back: Depreciation & amortization	7,637	7,542
EBITDA	$17,363	$19,486

Composite Fibers
Operating profit	$898	$5,779
Add back: Depreciation & amortization	3,897	4,796
EBITDA	$4,795	$10,575

Spunlace
Operating profit	$(1,314)	$(1,808)
Add back: Depreciation & amortization	3,476	2,945
EBITDA	$2,162	$1,137
(1) For our segment results, segment EBITDA is reconciled to segment operating profit, which is the most comprehensive financial measure for our segments.

Glatfelter Reports Second Quarter 2023 Results	page 12

Adjusted Corporate Unallocated Expenses	Three months ended June 30,
In thousands	2023	2022

Other and unallocated operating loss	$(19,795)	$(6,991)
Adjustments:
Turnaround strategy costs	2,199	—
Strategic initiatives	889	653
Ober-Schmitten closure costs	10,793	—
Corporate headquarters relocation	—	135
COVID-19 incremental expense	41	—
Adjusted corporate unallocated expenses	$(5,873)	$(6,203)

Caution Concerning Forward-Looking Statements
Any statements included in this press release that pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements. The risks, uncertainties and other unpredictable or uncontrollable factors are described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) in the Risk Factors section and under the heading “Forward-Looking Statements” in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Glatfelter
Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2022 net sales were $1.5 billion. As of December 31, 2022, we employed approximately 3,250 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with sixteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about Glatfelter may be found at www.glatfelter.com.